Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Audible, Inc.

at

$11.50 Net Per Share In Cash

by

AZBC Holdings, Inc.,

a wholly owned subsidiary

of

Amazon.com, Inc.

February 11, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

AZBC Holdings, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Amazon.com, Inc., a Delaware corporation (“Parent”), is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Audible, Inc., a Delaware corporation (the “Company”) at $11.50 per Share, net to the seller in cash, without interest (subject to applicable withholding tax), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 11, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 30, 2008 (the “Merger Agreement”), among Parent, the Purchaser and the Company.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated February 11, 2008;

2.	Company’s Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

3.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

4.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for the Offer (the “Depositary”), by the expiration of the Offer;

5.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 10, 2008, UNLESS THE OFFER IS EXTENDED AS PROVIDED IN THE MERGER AGREEMENT.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary or Georgeson Inc. (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to the Instructions of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, at the end of March 10, 2008.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

AZBC Holdings, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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